Man Long Short Fund

Proxy Voting Policies

August 2010

Man Long Short Fund (the “Fund”) may invest in private investment companies and other companies that conduct proxy solicitations. If a company in which the Fund invests solicits proxies from its investors, the Fund will vote its proxies, if any, according to the following policies.

Duty to Vote Proxies

As an Adviser with a fiduciary responsibility to its clients, Man Investments (USA) LLC (the “Adviser”) analyzes the proxy statements of issuers whose stock is owned by client accounts for which the Adviser has assumed responsibility for proxy voting. The Adviser votes all proxies solely in the interests of the client account.

The Adviser follows the following procedures in connection with the voting of proxies for its client accounts:

A.	The Adviser establishes with respect to each client account whether the client retains the power to vote proxies or has delegated the responsibility for proxy voting to the Adviser.

B.	In every case in which the client has delegated responsibility for voting proxies, the Adviser makes reasonable efforts to vote proxies. The client’s custodian or trustee is responsible for forwarding proxy solicitation materials to the Adviser. The Adviser monitors the proxy voting process and seeks to address any problems arising in voting proxies for client accounts.

C.	the Adviser retains proxy solicitation materials, memoranda regarding votes cast in opposition to the position of the company’s management, and documentation as to shares voted differently for different clients. Proxy voting materials and supporting documentation are retained for six years.

Guidelines for Voting Proxies

One of the primary factors the Adviser considers when determining the desirability of investing in a particular company is the quality and depth of its management. Accordingly, the Adviser believes that the recommendation of management on any issue should be given substantial weight in determining how proxy issues are resolved. As a matter of practice, the Adviser will vote on most issues presented in a portfolio company proxy statement in accordance with the position of the company’s management, unless the Adviser determines that voting in accordance with management’s recommendation would adversely affect the investment merits of owning the stock. However, the Adviser will consider each issue on its own merits, and will not support the position of the company’s management in any situation where, in the Adviser’s judgment, it would not be in the best interests of the client to do so.